                                                                   Exhibit 12.01

Oceaneering International, Inc.
Computation of Ratio of Earnings to Fixed Charges

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

                                                                                         Nine
                                                                           Year         Months
                                                                          Ended         Ended
                                                                         December      December          Year Ended March 31,
                                                                            31,           31,       --------------------------------
                                                                           2001          2000         2000        1999        1998
                                                                         --------      --------     --------    --------    --------
                                                                                             (in thousands)
Fixed Charges:
    (a) Interest expensed and capitalized                                $ 11,965      $  8,597      $ 7,753     $ 5,891     $ 1,434
    (b) Amortized premiums, discounts and capital
          expenses related to indebtedness                                    235           135          152          87          --
    (c) Estimate of interest within rental expense                          1,844         1,523        1,970       1,568       1,523
    (d) Preference security dividend requirements
          of consolidated subsidiaries                                         --            --           --          --          --
                                                                         --------      --------      -------     -------     -------
                                                                         $ 14,044      $ 10,255      $ 9,875     $ 7,546     $ 2,957
                                                                         ========      ========      =======     =======     =======

Earnings:
    Added Items:
       (a) Pretax income from continuing operations
           before minority interests and income/loss
           from equity investees                                          $48,959       $17,229      $26,746     $41,330     $35,636
       (b) Fixed charges                                                   14,044        10,255        9,875       7,546       2,957
       (c) Amortization of capitalized interest                               397           104           83          18           1
       (d) Distributed income of equity investees                              --            --           --          --          --
       (e) Share of pretax losses of equity investees
           for which charges from which are included in
           fixed charges                                                       --            --           --          --          --
                                                                         --------      --------      -------     -------     -------
    Total added items                                                      63,400        27,588       36,704      48,894      38,594
                                                                         --------      --------      -------     -------     -------

    Subtracted Items:
       (a) Interest capitalized                                             2,037         2,968        1,817       2,466         797
       (b) Preference security dividend requirements
             of consolidated subsidiaries                                      --            --           --          --          --
       (c) Minority interest in pretax income of
           subsidiaries that have not incurred
           fixed charges                                                     (337)         (509)         848         254          78
                                                                         --------      --------      -------     -------     -------
    Total subtracted items                                                  1,700         2,459        2,665       2,720         875
                                                                         --------      --------      -------     -------     -------
    Earnings as defined                                                  $ 61,700      $ 25,129      $34,039     $46,174     $37,719
                                                                         ========      ========      =======     =======     =======
Ratio of earnings to fixed charges                                           4.39          2.45         3.45        6.12       12.76
                                                                         ========      ========      =======     =======     =======
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